Exhibit 99.1

news release

For Immediate Release	Contacts:	Chuck Grothaus, ADC Public Relations
952.917.0306
chuck.grothaus@adc.com

Mark Borman, ADC Investor Relations
952.917.0590
mark.borman@adc.com

ADC Announces New Executive Structure

New Structure Streamlines Global Organization

MINNEAPOLIS — September 15, 2004 — ADC (NASDAQ: ADCT, www.adc.com) today announced a revised executive leadership structure for the company.  Effective immediately, ADC’s regional leaders for the Americas, EMEA (Europe/Middle East/Africa), Asia and Indo-Pacific regions will report directly to Robert E. Switz, president and CEO. In addition, the Connectivity, Systems Integration, and Wireline/Wireless business unit presidents will continue to report to Switz. As part of the new structure, ADC’s Wireline and Wireless Business Units will be combined under the leadership of Mike Pratt who will serve as the president of the newly combined business unit.

“These changes strengthen ADC’s focus on the varied needs of our global customer base and will facilitate streamlined decision-making,” said Switz.  “We are 100% committed to meeting our customers’ needs around the world. This change provides a clear and direct linkage between the CEO and the decision-makers in the regions and business units, facilitating rapid execution in the marketplace.”

In his new role, Pratt will assume responsibilities for the operations of the Wireless Business Unit. He has served ADC as vice president of the Wireline Business Unit since May 2002. He has extensive executive management experience in the communications industry including more than four years at Marconi, where he was executive vice president of the Broadband Access Division prior to joining ADC.

The regional vice presidents reporting to Switz include Axel Kahsnitz, regional vice president for the EMEA region; CK Leong, regional vice president for the Asia region; and Bob Fitzgerald, regional vice president for the Indo-Pacific region. In addition, Steve Mitchell, vice president of sales, marketing and customer service for the Americas region will report to Switz. Business Unit presidents reporting to Switz include Pat O’Brien, president of the Global Connectivity Solutions Business Unit; Jo Anne Anderson, president of the Systems Integration Business Unit; and Pratt.

Prior to these organizational changes, ADC’s regional vice presidents reported to Ron Lowy, who previously served as president and COO of the KRONE Group, which was acquired by ADC in May of this year.  Lowy will be leaving ADC following a brief transition period. Jeff Quiram, an ADC veteran and former president of ADC’s Wireless Business Unit, will also be leaving ADC following a brief transition period.

About ADC

ADC is a world leader in providing global network infrastructure products, services and software that enable the profitable delivery of high-speed Internet, data, video, and voice services over our customers’ unique networks. ADC (NASDAQ:ADCT) has sales into more than 90 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

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